Exhibit 99.1

Alteon	221 West Grand Avenue • Montvale, NJ 07645 (201) 934-5000 • Fax: (201) 934-8880
Contact: Investor Relations 201-818-5537
FOR IMMEDIATE RELEASE

ALTEON EXPANDS LICENSING AGREEMENT WITH BIORAP TECHNOLOGIES FOR DIAGNOSTIC ASSAYS THAT IDENTIFY HIGH RISK CARDIOVASCULAR PATIENTS

--Haptoglobin Genotype Identifies Patients Most Likely to Benefit From Alteon’s Investigational Drug ALT-2074--

Montvale, NJ, April 5, 2007 - Alteon Inc. (AMEX: ALT) announced today that it has entered into an expanded licensing agreement with BioRap Technologies, Ltd., the commercialization arm of the Rappaport Family Institute for Research, Technion University, Israel, for all diagnostic devices or products for predictive purposes in vascular or cardiac diseases, including diagnostic assays for the measurement of the haptoglobin protein (Hp). A variant of haptoglobin found in people with the Haptoglobin 2-2 genotype, is a potentially important diagnostic tool. Not only can it be used to determine the risk of cardiovascular disease and morbidity and mortality in patients with diabetes, but it has been suggested that it may also help identify a patient population most likely to benefit from treatment with Alteon’s investigational drug ALT-2074.

At the American Heart Association Scientific Sessions in November 2006, a research team led by Andrew P. Levy, M.D., Ph.D., of the Rappaport Institute of the Technion University, Haifa, Israel showed how the (Hp) 2-2 genotype may be associated with a larger myocardial infarction (MI) in diabetic mice, and that the administration of ALT-2074 to mice with this genotype undergoing ischemic-reperfusion injury, resulted in a reduction in myocardial injury by over 80%. Alteon believes that these results support the development of ALT-2074, a glutathione peroxidase mimetic, as a therapy for diabetic patients with the Hp 2-2 genotype. ALT-2074 is currently in Phase 2 human clinical trials. Additional abstracts presented at the meeting and recent publications have shown that the high-cardiovascular risk associated haptoglobin type (Hp 2-2) may also be associated with a defect in reverse cholesterol transport and atherosclerosis.

Under the agreement, Alteon will make research and milestone payments and royalty payments to BioRap upon any commercialization of diagnostic and/or therapeutic products related to the licensed technology.

“The licensed technology from the Rappaport Institute complements our development efforts with ALT-2074,” said Noah Berkowitz, M.D., Ph.D., President and Chief Executive Officer of Alteon. “In the past year, the cardiovascular field has been plagued by large scale clinical trial failures, in which the gamble of “one size fits all” drug development has been called into question. Our targeted therapy approach is predicated on the notion that not all patients with cardiovascular disease exhibit the same underlying biology. Targeting drugs based on mechanism and disease risk may be a more effective way to deliver patients and payers what they are looking for - namely, personalized medicine.”

About Alteon

Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

Alagebrium, a product of Alteon's drug discovery and development program, is being developed for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, which represents a sizeable human safety database.

The Company's portfolio also includes orally bioavailable, organoselenium mimics of glutathione peroxidase that metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Alteon's lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to a diagnostic assay that identifies a large subset of diabetic patients at highest risk for cardiovascular complications, because of a defect in oxidized lipid metabolism that results in increased cardiovascular inflammation. For more detailed information about Alteon's research and development, please visit Alteon's website at www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the license arrangement described in this press release,future clinical development of ALT-2074, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2006. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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